UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)

Filed by the Registrant ☑           Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Soliciting Material Pursuant to §240.14a-12

Community Banks, Inc.
_____________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

______________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     (1)   Title of each class of securities to which the transaction applied:
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■ the power of community ■

CommunityBanks
Second Quarter 2007

■ Dear Shareholders, Customers, and Friends: ■

On May 1, 2007 Community announced the signing of a definitive merger agreement with Susquehanna Bancshares, Inc. with a targeted consummation date of November 16, 2007.  Under the terms of the merger agreement, shareholders of Community will be entitled to elect to receive either $34.00 in cash or 1.48 shares of Susquehanna common stock for each share of Community common stock they own.  Community shareholders may elect to receive cash for some shares and stock for others, but all shareholder elections will be subject to allocation procedures that will result in the exchange of 90 percent of Community’s common shares outstanding for shares of Susquehanna common stock and the remaining 10 percent of Community common shares outstanding for cash.

The transaction will consolidate the companies’ presence in southeastern Pennsylvania and the Mid-Atlantic region, particularly in the attractive York and Lancaster markets.  The combined company will have over $12 billion in assets and approximately $2 billion in market capitalization, making it the 45th largest bank holding company in the United States.  Significantly, the expanded franchise will rank #1 or #2 in six of its pro forma MSAs of operation.

While a merger of this magnitude requires a great deal of hard work on both sides to ensure a seamless transition for our customers, we also remain laser focused on reaching Community’s financial goals during the executory period.  I’m pleased to report that in the 2nd quarter we did just that.  Our return to more customary earnings in the second quarter is a tangible barometer of the efforts of our employees leading up to our expected merger later this year.  Net income was $10.9 million, and earnings per share were $0.44, equal to the performance in the same period last year.  Year to date net income and earnings per share, however, were hampered by the March 31, 2007 recognition of securities losses that were attributed to Community’s portfolio restructuring initiative in the first quarter.

Primarily as a result of the restructuring charge, year-to-date earnings per share performance for the first half of 2007 declined to $0.72 versus $0.88 for the first six months of 2006.  The losses stemming from that initiative facilitated the reinvestment of investment sale proceeds into higher-yielding securities and contributed to the turnaround in the second quarter earnings.

Comparisons of operating performance in the second quarter are slightly distorted by the impact of the two mergers that Community completed on April 1, 2007, when BUCS Financial Corp and East Prospect State Bank joined the Community family.  Comparisons of a number of the standard performance metrics illustrate the more favorable operating results that occurred in the second quarter.

Net interest margin, a primary driver of net interest income performance, remained stable at 3.72% despite the presence of a flat yield curve through most of the period.  At the same time, non-interest income as a percent of total income improved to 26.8% compared to 24.9% in the first quarter of 2007 as Community successfully continued its efforts to expand other sources of revenue.  The efficiency ratio, which expresses non-interest expenses as a percent of total revenues, remained below 60% at 58.2%, indicating success in achieving our goal of keeping operating expenses in line with revenue performance.

Loan, total asset, and deposit growth were all in the 11% to12% range, though approximately half of the growth was attributed to the additional loans, assets and deposits brought on in the mergers.  Nonetheless, core growth in each of these categories was in the 5% to 6% range; a good performance in a challenging environment.

In closing, I’d like to thank the employees of CommunityBanks for their hard work and diligence during this period of transition.  Rather than allow themselves to become distracted, they’ve buckled down and are taking care of business while simultaneously preparing for us to join the Susquehanna family later this fall.  I am honored to lead such a talented and dedicated group and am confident that our combined organization will be stronger than either of us is individually.

Thank you for your continued loyalty and support as shareholders, customers, and friends.

Sincerely,

/s/ Eddie L. Dunklebarger

Eddie L. Dunklebarger
Chairman, President & CEO

Shareholder Information

Board of Directors of Community Banks, Inc.

Ronald E. Boyer	Dale M. Weaver
Sandra J. Bricker	Glenn H. Weaver
Peter DeSoto	Robert K. Weaver
Eddie L. Dunklebarger	Samuel E. Cooper*
Aaron S. Kurtz	Thomas W. Long*
Scott J. Newkam	Ernest L. Lowe*
Melvin Pankuch	Donald L. Miller*
Robert W. Rissinger	Thomas L. Miller*
Christine Sears	Wayne H. Mummert*
Allen Shaffer	John W. Taylor, Jr.*
James A. Ulsh	* Director Emeritus

Executive Officers of Community Banks, Inc.

Eddie L. Dunklebarger	Anthony N. Leo
Chairman, President &	EVP & Managing Director
Chief Executive Officer	Financial Services & Administration

Donald F. Holt	Jeffrey M. Seibert
EVP & Managing Director	EVP & Managing Director
Finance	Banking Services

Robert W. Lawley	Patricia E. Hoch
EVP & Managing Director	SVP & Corporate Secretary
Operations

Stock Listing Community Banks, Inc. stock is traded on the Nasdaq Global Select Market under the ticker symbol, “CMTY,” and is frequently listed as “CmtyBkPa” or “CmntyBk.”

Direct Deposit of Cash Dividends Your quarterly cash dividends can be directly deposited into your account at any financial institution.

Registrar and Transfer Agent If you want your cash dividends deposited or need to change your address, transfer ownership or obtain replacements for lost certificates or dividend checks, please write or call the Transfer Agent for Community Banks, Inc.:

Wells Fargo Shareowner Services
P.O. Box 64854
St. Paul, MN 55164-0854
1-800-468-9716

Additional Information Investors and others seeking financial information about Community Banks, Inc. may contact Patricia E. Hoch, Shareholder Relations, 717-920-5800 or 1-866-255-2580 or ir@communitybanks.com.

CommunityBanks
777 East Park Drive • Harrisburg, PA 17111 • 1-866-255-2580
www.communitybanks.com

Additional Information and Where to Find It

Community Banks, Inc. and Susquehanna Bancshares, Inc. have filed a joint proxy statement/prospectus with the Securities and Exchange Commission (the “Commission”) in connection with a proposed merger. THE  PROXY STATEMENT/PROSPECTUS SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ SUSQUEHANNA BANCSHARES’ REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS RELATING TO THE MERGER TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The joint proxy/prospectus is publicly available on the Commission's web site at www.sec.gov and will be mailed to shareholders of Susquehanna Bancshares, Inc. and Community Banks, Inc. on or about August 20, 2007.  Investors and shareholders may also obtain a free copy of such documents from Susquehanna Bancshares, Inc. by directing a written request to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, PA 17543, Attention: Abram G. Koser, Vice President – Investor Relations or from Community Banks, Inc. by directing a written request to Community Banks, Inc., 777 East Park Drive, Harrisburg, PA 17111, Attention: Patricia E. Hoch. These documents may also be accessed on the web sites of Susquehanna Bancshares, Inc. (www.susquehanna.net) and Community Banks, Inc. (www.communitybanks.com) as they become available.

Participants in Solicitation

Community Banks, Inc. and Susquehanna Bancshares, Inc. and their directors and executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the participants and their interests in the solicitation may be found in the joint proxy statement/prospectus.

 ■ the power of community ■

FINANCIAL HIGHLIGHTS
(Unaudited)

	As of or for the Six Months Ended
	June 30,
	2007	2006
PER SHARE DATA
Diluted earnings per share	$0.72	$0.88
Dividends declared	0.42	0.39
Book value	20.85	19.86

PROFITABILITY RATIOS
Return on average assets	0.96%	1.25%
Return on average equity	7.01%	8.95%
Operating return on average tangible equity (1)	15.69%	20.35%
Net interest margin (FTE)	3.73%	3.96%
Efficiency ratio	58.24%	56.07%

CAPITAL & LIQUIDITY RATIOS
Stockholders’ equity to total assets	13.79%	13.76%
Net loans to assets	67.79%	68.55%

ASSET QUALITY RATIOS
Allowance for loan losses to total loans	0.97%	1.01%
Allowance for loan losses to non-accrual loans	131%	207%
Non-accrual loans to total loans	0.74%	0.49%
Non-performing assets to total assets	0.58%	0.35%

Per share data throughout this report reflects stock splits and stock dividends.

(1) Community’s management believes that the Operating Return on Average Tangible Equity ratio, a non-GAAP measure, provides information that will help shareholders understand the effect of acquisition activity on reported results.  Form 10-Q for the quarter ended June 30, 2007, available in “SEC Filings and Reports” in the Investor Relations section of our website, www.communitybanks.com, includes a discussion of supplemental reporting of non-GAAP measures and a reconciliation of GAAP amounts to non-GAAP measures.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited: in Thousands)

		June 30,
		2007	2006
ASSETS
Cash and cash equivalents		$74,983	$72,971
Investment securities		677,852	574,267
Loans, net of allowance for loan losses of $25,010 and $23,788		2,542,628	2,320,889
Goodwill and other intangible assets		279,963	258,606
Other assets		175,418	158,866
TOTAL ASSETS		$3,750,844	$3,385,599

LIABILITIES
Deposits		$2,608,164	$2,406,551
Borrowings		603,088	492,650
Other liabilities		22,399	20,638
TOTAL LIABILITIES		3,233,651	2,919,839

STOCKHOLDERS’ EQUITY		517,193	465,760
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$3,750,844	$3,385,599

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited: in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Interest income	$56,703	$48,938	$108,942	$95,827
Interest expense	28,124	21,931	54,096	41,956
Net interest income	28,579	27,007	54,846	53,871
Provision for loan losses	700	650	2,000	1,150
Net interest income after provision for loan losses	27,879	26,357	52,846	52,721

Non-interest income	11,248	8,543	16,332	16,927
Non-interest expenses	24,491	20,698	46,632	41,231
Income before income taxes	14,636	14,202	22,546	28,417
Income taxes	3,686	3,698	5,009	7,344
NET INCOME	$10,950	$10,504	$17,537	$21,073

mission statement

Community Banks, Inc. is dedicated to maximizing long-term shareholder value by striving to be:
•	The financial services provider of choice in the communities we serve,
•	The employer of choice in the communities where we operate, and
•	The acquisition partner of choice for the banks and financial services providers in markets we desire.